EXHIBIT 99.2

Corrected transcript

Compuware Corp.	CPWR	Q4 2012 Guidance Call	Apr. 3, 2013
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – Senior Vice President-Communications & Investor Relations, Compuware Corp.
Robert C. Paul – Chief Executive Officer & Director, Compuware Corp.

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation Conference Call. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, Senior Vice President-Communications & Investor Relations

Thank you very much and good afternoon, ladies and gentlemen.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

I will now turn the call over to Bob Paul, who will discuss the preliminary results. We’ll take questions on our regularly scheduled earnings call on May 21. Bob?

Robert C. Paul, Chief Executive Officer & Director

Thanks Lisa. Thank you for joining us this afternoon. Preliminary fourth quarter fiscal year 2013 results indicate that Compuware’s earning per share will be approximately $0.05 to $0.06 for the quarter and $0.26 to $0.28 for the year before charges for advisory fees, restructuring and any potential write-down of intangible assets.

We expect license fees for the quarter to be between $46 million and $48 million, maintenance revenue to be between $99 million and $101 million and services to be between $45 million and $46 million. Covisint is expected to be between $25 million and $26 million. Subscription revenue is expected to be approximately $21 million. Total revenue for the quarter will be in the range of $237 million to $241 million for the quarter and $942 million to $946 million for the year.

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Corrected transcript

Compuware Corp.	CPWR	Q4 2012 Guidance Call	Apr. 3, 2013
Company▲	Ticker▲	Event Type▲	Date▲

In Q4, the two primary areas of shortfall were in our APM and Mainframe businesses. Specifically for the quarter, we expect total APM revenue to come in between $76 million and $78 million and total Mainframe revenue to be in the range of $79 million to $81 million.

Our 4Q results were negatively impacted from broad based delays in buying decisions. These delays were primarily the results of IT budgets not being solidified. To put this into context, up until the last week of the quarter, we believe that there was enough committed pipeline for us to meet our guidance. Unfortunately that activity did not turn into closed transactions. At this point, we know that 75% to 80% of the committed deals that did not close this quarter will close in fiscal year 2014.

This is neither a product nor a competitive issue. We’re winning new businesses and taking market share with our integrated solutions in APM. And we remain confident in our APM for Mainframe product as an important differentiator and contributor going forward. Our analysis indicates two primary causes for delayed purchasing.

The first cause relates to the spending environment in the IT community. During the last two weeks of the quarter, it became apparent that many of our customers and prospects who had previously communicated intentions to purchase in the quarter simply did not have solidified IT budgets for the year yet and were unable to commit by the end of the quarter.

Secondly, the purchasing decisions of our European clients also had a particularly significant impact on the fourth quarter. It appears that the European IT spending may not be recovering as fast as expected due to the economic climate.

Looking at the big picture, the push to revenue should provide some uptick in fiscal year 2014, which we will discuss when we provide guidance on our fiscal year 2013 conference call. Notwithstanding these market dynamics, we expect to better formulate future guidance in light of these factors.

I want to emphasize to all of you that we’re fully focused on maximizing shareholder value and remain committed to the value creation actions we announced on January 25. Our board remains committed to continue reviewing and evaluating any credible offer it receives, with its financial advisors Goldman, Sachs & Company and Allen & Company that delivers full value to our shareholders. Moreover, we have made substantial progress in our cutting costs and have identified additional opportunities to create value for our shareholders.

Working with our consultant, AlixPartners, over the last two months, we identified areas for additional optimization. As a result, we are revising upward our previously stated expense reduction goal of $60 million over the next three years. We now believe we can reduce expenses by at least $80 million to $100 million over the next two years. In fact, we’ve already achieved or identified approximately $40 million in reductions in fiscal year 2014 from our shared services and G&A cost centers, before additional restructuring and implementation charges to achieve this benefit.

Work on the Covisint IPO is right on track and we anticipate executing the Covisint IPO and spinning off all remaining Covisint shares to Compuware shareholders following the IPO. Additionally, we are still fully committed to issuing a $0.50 per share annual dividend starting this quarter.

Obviously, we are very disappointed with Q4 performance. We faced many challenges and distractions. These distractions include responding to the activist investor groups, the cost rationalization project, the progression of the Covisint IPO, the fundamental turnaround from a mainframe and services company into a innovative high-tech leader, the continued diligence of reviewing strategic options, and the completion of the succession plan.

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Corrected transcript

Compuware Corp.	CPWR	Q4 2012 Guidance Call	Apr. 3, 2013
Company▲	Ticker▲	Event Type▲	Date▲

In spite of all that, we should have achieved better performance for our shareholders. None of these distractions were directly responsible for any of the delayed decisions. Our leadership team is committed to much greater operational discipline in reviewing our ongoing global forecasts. We already know we have the best products in high growth categories and look forward to a level of consistency that our shareholders deserve. I want to stress that we continue to believe that the work that has been done to set us up for growth moving forward will bear fruit in the coming year.

I will discuss the impact of these efforts and put these preliminary results in the context of our overall plan during our Q4 earnings call on May 21. Thank you for your time this afternoon and we’ll reserve questions for May 21.

Operator:  Thank you, ladies and gentlemen. This conference will be available for replay after 7:00 PM Eastern Time today through April 10, 2013 at midnight. You may access the AT&T Replay System at any time by dialing 1-800-475-6701 and entering the access code of 287648. International participants may dial 320-385-3844. Again, those numbers are 1-800-475-6701 and 320-385-3844 with the access code of 287648. And that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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